SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 16, 2003

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-14209 (Commission File Number)	38-2633910 (IRS Employer Identification no.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)		48801 (Zip Code)

Registrant's telephone number, including area code: (989) 463-3131

Item 7.   Financial Statements and Exhibits.

                   Exhibit

                   99.1   Press release dated July 29, 2003.

Item 12.   Results of Operations and Financial Condition.

On October 16, 2003, Firstbank Corporation issued a press release announcing results for the third quarter and year-to-date 2003 results. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 16, 2003	FIRSTBANK CORPORATION (Registrant)
	By:	/s/ Samuel G. Stone Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1      Press Release Dated October 16, 2003.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE
Date Submitted: NASDAQ Symbol:	October 16, 2003 FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2003 RESULTS

Highlights for the Quarter and Year-to-Date Include:
•	Record earnings of $9.5 million for the first nine months, up 11%, with earnings per share (diluted) also up 11%
•	Quarterly earnings impacted by the sharp decline in mortgage activity
•	Continuing strong asset quality and capital ratios
•	Net interest margin continuing to be affected by low interest rates and high level of liquidity

Alma, Michigan (FBMI) ---- Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation announced net income of $2,875,000 for the quarter ended September 30, 2003, compared to $3,109,000 for 2002, a decrease of 7.5%. Results for the quarter were impacted by the sharp drop in mortgage re-finance activity that occurred nationwide in the latter part of the quarter. Earnings per share were $0.52 down 7.1% from $0.56 for the same quarter of 2002. Returns on average assets and average equity for the third quarter were 1.47% and 13.4%, respectively, compared with 1.64% and 15.9%, respectively, in the quarter ended September 30, 2002. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2002.

Although the results for the quarter were impacted by the decline in mortgage activity, the year-to-date 2003 period still showed improvements over the prior year. For the year-to-date period ended September 30, 2003, net income was $9,543,000, compared to $8,593,000 for 2002, an increase of 11.1%. Earnings per share were $1.72, up 11.0% from $1.55 for the same period of 2002. Returns on average assets and average equity for the first nine months of 2003 were 1.67% and 15.4%, respectively, compared with 1.53% and 15.1%, respectively, in the first nine months of 2002.

Total assets and total loans at September 30, 2003, remained essentially unchanged from June 30, 2003, and December 31, 2002 levels. Non-interest bearing deposits, the lowest cost funds, grew 5.7% in the third quarter of 2003 and at September 30, 2003, were 11.7% ahead of the year-ago level. Total deposits as of September 30, 2003, have declined slightly in 2003, but are 0.2% ahead of the year-ago level. Firstbank Corporation repurchased 16,300 shares of its common stock during the first quarter, 60,100 shares during the second quarter, and 18,800 shares during the third quarter of 2003 under the share repurchase program announced July 23, 2002. Shareholders’ equity increased 2.1% in the third quarter, as retained earnings and share issuance related primarily to dividend reinvestment and stock option exercises exceeded the impact of share repurchases. The ratio of average equity to average assets increased slightly to 11.0% in the third quarter of 2003, compared to 10.9% in the second quarter of 2003 and 10.3% in last year’s third quarter.

Firstbank Corporation’s net interest margin was 4.42% in the third quarter of 2003 compared to 4.51% in the prior quarter, and 4.85% in the third quarter of 2002. Although total loans have increased in each quarter of 2003, they remain below year-ago levels. In spite of a more favorable funding mix due to the growth of non-interest bearing deposits, the shift in asset mix to more liquidity and more short-term investments, along with the reduction in prime rate earlier in 2003, have reduced asset yields and caused a reduction in the net interest margin.

Mr. Sullivan stated, “The economic slowdown of the past two years created a difficult set of circumstances for banking organizations. The financing needs of most companies and individuals declined with the overall economy – making it difficult for banks to achieve balance sheet growth, and interest rates were reduced in an effort to spur economic activity – squeezing margins. To offset the effects of the slowing economy and reduction of net interest margin, we aggressively pursued residential mortgage lending. This strategy allowed us to achieve record earnings each quarter from the generation and sale of mortgage loans into the secondary market, even in the face of limited loan growth and shrinking margins.”   Sullivan continued, “Now, at the end of the third quarter, we are experiencing what we knew would be a difficult set of conditions for earnings comparisons for ourselves and many other banking companies. The dramatic increase in long term interest rates during the third quarter resulted in a substantial decline in mortgage volume and the related gains. The increase in loan demand, and widening of net interest margins, that should occur with an economic recovery have not materialized.”   In conclusion, Mr. Sullivan added, “Firstbank continues to maintain positive sensitivity to increasing rates and high liquidity to fund new loan demand. We are not sacrificing our high standards for loan quality as we wait for the economy and loan demand to pick up. At this point it is unknown how long this unfavorable set of economic and interest rate conditions will last, but we believe that we have positioned the company for improved performance when more favorable conditions prevail.”

A sharp drop in mortgage activity occurred nationwide in the latter part of the third quarter of 2003. For Firstbank Corporation, gain on sale of mortgage loans of $2,561,000 in the third quarter of 2003 decreased 17.8% from the second quarter of 2003, but was still 83% over the amount in the third quarter of 2002. For the first nine months of 2003, gain on sale of mortgages was nearly two and one-half times the level in the first nine months on 2002. Throughout the heavy re-finance activity, Firstbank Corporation’s servicing portfolio has continued to grow. The principal balance of loans serviced for others increased to $463.1 million as of September 30, 2003, an increase of 7.3% from $431.5 million at June 30, 2003, and an increase of 31.9% from $351.1 million at September 30, 2002.

The required accounting for mortgage servicing income is complex. Mortgage servicing income is shown separately from gain on sale of mortgage loans on the income statement, but includes certain negative components that are related to mortgage refinances and the level of gain on sale. These related negative components are: accelerated servicing rights amortization; and servicing rights impairment. Although these negative components were at their highest levels in the third quarter of 2003, they should decrease in future periods as mortgage refinances and gains on sale of mortgage loans decline. The following detail for the first three quarters of 2003 is provided to aid in the analysis of these trends.

	Three Months Ended:
($000s)	Mar 31	Jun 30	Sep 30
	2003	2003	2003

Servicing fees	$ 256	289	297
Normal servicing rights amortization	(183)	(204)	(216)
Accelerated servicing rights amortization	(338)	(488)	(507)
Servicing rights impairment	0	(26)	(44)

Mortgage servicing income	(265)	(429)	(470)

Salaries and employee benefits expense showed an increase of 6.5%, or $264,000, in the third quarter of 2003 compared to the second quarter of 2003. Although the gain on sale of mortgage loans declined in the third quarter, approximately $180,000, or 68% of the increase in salaries and employee benefits was attributable to temporary help, overtime, and incentive payments and bonuses related to the high mortgage volumes during the year. Other factors that contributed to the remaining increase included the number of working days in the quarter and daily accrual adjustments.

Firstbank’s asset quality measures remained strong as the ratio of non-performing loans to loans declined to 0.16% as of September 30, 2003, compared to 0.32% at June 30, 2003 and 0.63% at December 31, 2002. Net charge-offs of loans in the third quarter of 2003 totaled $193,000, or 0.13% annualized as a percentage of average loans, compared to $99,000, or 0.07% annualized as a percentage of average loans in the second quarter of 2003 and $21,000, or 0.01% annualized in the third quarter of 2002. These measures of asset quality continue to be at levels considered in the industry to be favorable. In conjunction with the strong asset quality measures the provision for loan losses was trimmed to $115,000 in the third quarter of 2003, compared to $120,000 in the second quarter of 2003 and $222,000 in the third quarter of 2002. For the first nine months of 2003 the provision totaled $445,000, down from $817,000 in the first nine months of 2002.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $765 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank — Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management N.A., MML Investors Services, Inc., Raymond James Financial Services Inc., and SunAmerica Securities Inc.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “believe,” “expect,” “potential,” and similar expressions identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning future asset quality and growth in assets and profitability and expected fiscal 2003 year-end results. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three months Ended:			Nine months Ended:

	Sep 30 2003	Jun 30 2003	Sep 30 2002	Sep 30 2003	Sep 30 2002

Interest income:
Interest and fees on loans	$10,071	$10,309	$11,426	$30,942	$34,161
Investment securities
Taxable	439	483	578	1,419	1,771
Exempt from federal income tax	255	262	282	781	873
Short term investments	113	108	89	343	298

Total interest income	10,878	11,162	12,375	33,485	37,103

Interest expense:
Deposits	2,000	2,252	2,950	6,721	9,242
Notes payable and other	1,020	1,025	1,060	3,065	3,192

Total interest expense	3,020	3,277	4,010	9,786	12,434

Net interest income	7,858	7,885	8,365	23,699	24,669
Provision for loan losses	115	120	222	445	817

Net interest income after provision for loan losses	7,743	7,765	8,143	23,254	23,852

Noninterest income:
Gain on sale of mortgage loans	2,561	3,114	1,399	8,045	3,250
Service charges on deposit accounts	653	646	653	1,904	1,781
Gain on sale of securities	0	2	0	9	9
Mortgage servicing	(470)	(429)	(224)	(1,164)	(386)
Other	1,575	1,464	1,268	4,411	3,361

Total noninterest income	4,319	4,797	3,096	13,205	8,015

Noninterest expense:
Salaries and employee benefits	4,344	4,080	3,640	12,186	10,465
Occupancy and equipment	950	914	903	2,813	2,687
Amortization of intangibles	75	73	90	260	271
FDIC insurance premium	23	23	23	69	72
Michigan single business tax	57	74	45	192	106
Other	2,307	2,334	1,878	6,614	5,437

Total noninterest expense	7,756	7,498	6,579	22,134	19,038

Income before federal income taxes	4,306	5,064	4,660	14,325	12,829
Federal income taxes	1,431	1,691	1,551	4,782	4,236

Net Income	$2,875	$3,373	$3,109	$9,543	$8,593

Per Share Data:
Basic Earnings	$0.53	$0.62	$0.57	$1.77	$1.59
Diluted Earnings	$0.52	$0.60	$0.56	$1.72	$1.55
Dividends Paid	$0.20	$0.20	$0.18	$0.59	$0.53

Performance Ratios:
Return on Average Assets*	1.47%	1.78%	1.64%	1.67%	1.53%
Return on Average Equity*	13.4%	16.3%	15.9%	15.4%	15.1%
Net Interest Margin (FTE) *	4.42%	4.51%	4.85%	4.50%	4.84%
Book Value Per Share+	$15.96	$15.68	$14.60	$15.96	$14.60
Average Equity/Average Assets	11.0%	10.9%	10.3%	10.8%	10.2%
Net Charge-offs	193	99	21	347	375
Net Charge-offs as a % of Average Loans^*	0.13%	0.07%	0.01%	0.08%	0.08%

* Annualized
+ Period End
^ Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sept 30 2003	Jun 30 2003	Dec 31 2002	Sept 30 2002

ASSETS

Cash and cash equivalents:
Cash and due from banks	$24,325	$24,816	$29,945	$24,249
Short term investments	34,954	33,999	30,602	23,268

Total cash and cash equivalents	59,279	58,815	60,547	47,517

Securities available for sale	69,889	72,136	63,451	73,199
Federal Home Loan Bank stock	4,857	4,809	4,746	4,746
Loans:
Loans held for sale	3,296	7,890	9,663	7,787
Portfolio loans:
Commercial	98,458	100,796	97,951	89,241
Commercial real estate	201,436	198,706	194,194	188,602
Residential mortgage	192,348	192,051	198,730	218,268
Real estate construction	49,346	43,436	47,103	42,121
Consumer	57,459	58,364	60,685	64,645
Credit card	2,583	2,444	2,732	2,657

Total loans	604,926	603,687	611,058	613,321
Less allowance for loan losses	(11,634)	(11,712)	(11,536)	(11,480)

Net loans	593,292	591,975	599,522	601,841

Premises and equipment, net	17,470	17,222	17,514	17,445
Goodwill	4,880	4,880	4,880	4,880
Other intangibles	2,773	2,848	3,158	3,295
Other assets	12,198	13,858	13,702	13,660

TOTAL ASSETS	$764,638	$766,543	$767,520	$766,583

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	102,272	96,723	98,148	91,569
Interest bearing accounts:
Demand	181,532	182,249	177,018	181,276
Savings	96,732	90,938	83,020	80,443
Time	193,269	204,236	218,723	219,526

Total deposits	573,805	574,146	576,909	572,814

Securities sold under agreements to
repurchase and overnight borrowings	29,357	28,069	30,358	34,083
FHLB Advances and notes payable	66,286	69,298	68,584	69,608
Accrued interest and other liabilities	8,936	10,525	11,488	11,237

Total liabilities	678,384	682,038	687,339	687,742

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 10,000,000 shares authorized *	68,704	68,538	68,934	63,226
Retained earnings	16,118	14,321	9,755	13,970
Accumulated other comprehensive income	1,432	1,646	1,492	1,645

Total shareholders' equity	86,254	84,505	80,181	78,841

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$764,638	$766,543	$767,520	$766,583

* Common stock shares issued and outstanding	5,402,472	5,388,221	5,368,100	5,398,552

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.16%	0.32%	0.63%	0.62%
Non-Perf. Loans + OREO / Loans^ + OREO	0.25%	0.45%	0.73%	0.73%
Non-Performing Assets / Total Assets	0.20%	0.35%	0.57%	0.57%
Allowance for Loan Loss as a % of Loans^	1.93%	1.97%	1.92%	1.90%
Allowance / Non-Performing Loans	1204%	608%	303%	304%

Quarterly Average Balances:
Total Loans^	$594,667	$591,952	$603,978	$603,244
Total Earning Assets	$721,778	$714,344	$716,749	$701,206
Total Shareholders' Equity	$84,778	$83,038	$78,560	$77,416

Total Assets	769,584	762,072	766,871	750,756
Diluted Shares Outstanding	5,577,907	5,581,094	5,512,901	5,562,402

^ Total Loans less loans held for sale